Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of DARA BioSciences, Inc. for the resale of shares of its common stock issuable upon exercise of outstanding common stock purchase warrants and to the incorporation by reference therein of our report dated February 17, 2012 with respect to the consolidated financial statements of DARA BioSciences, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina
November 27, 2013